As filed with the Securities and Exchange Commission on September 25, 2008
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ON TRACK INNOVATIONS LTD.
(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Z.H.R. Industrial Zone
P.O. Box 32, Rosh Pina, Israel 12000
(011) 972-4-686-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ohad Bashan
OTI America, Inc.
2 Executive Drive, Suite 740
Fort Lee, New Jersey 07024
(201) 944-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edwin L. Miller, Jr. Esq.	Shmuel Zysman, Adv.
Zysman, Aharoni, Gayer & Co. & Sullivan & Worcester LLP	Zysman Aharoni Gayer & Ady Kaplan & Co., Law Offices
One Post Office Sq.	41-45 Rothschild Bl., "Beit-Zion"
Boston, Massachusetts 02109	Tel Aviv 65748, Israel
(617)-388-2800	(011) 972-3-795-5555

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

        If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Ordinary Shares, nominal value NIS 0.10	300,698		$2.54	$763,772.92	(1)	$30.02
Ordinary Shares, nominal value NIS 0.10	1,140,000	(2)	$2.54	$2,895,600	(1)	$113.80
Total	1,440,698					$143.82

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the reported high and low prices of the ordinary shares on the Nasdaq Global Market on September 18, 2008. The ordinary shares we are registering are to be sold by selling shareholders, including affiliates. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders, other than from the exercise of the warrant shares being registered.

(2)	Represents ordinary shares being registered for resale by certain selling shareholders which are issuable upon exercise of warrants pursuant to agreements between the registrant and those selling shareholders.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NO SELLING SHAREHOLDERS MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2008

PROSPECTUS

1,440,698 Ordinary Shares

        This prospectus relates to the resale from time to time of up to 1,440,698 ordinary shares that have been issued or are issuable to the selling shareholders, as follows:

    —       300,698 ordinary shares issued to selling shareholders as payment of the consideration in the ID Parking Transaction (as described in this prospectus);

    —        An aggregate 1,000,000 ordinary shares issuable upon exercise of warrants issued to Structure Financial Group Ltd. and TheSpearhead Capital (500,000 each) as payment of the consideration in the SFG Transaction (as described in this prospectus);

    —        50,000 ordinary shares issuable upon exercise of warrants to Yitzchak Babayov as payment of certain consulting and mediation services in the SFG Transaction; and

    —        90,000 ordinary shares issuable upon exercise of warrants granted to the law firm of Zysman, Aharoni, Gayer & Ady Kaplan & Co., Law Offices, as payment for certain consulting and legal services for the above mentioned transactions and other services;

        We will not receive any proceeds from sales of the ordinary shares offered by the selling shareholders pursuant to this prospectus, but we will receive the proceeds from the exercise of warrants. We will pay all expenses of registering the securities. The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market price at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

        The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of the ordinary shares may be considered “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and, in that event, any commissions received by them and any profit on the resale of the shares may be considered underwriting commissions or discounts under the Securities Act.

        Our ordinary shares are listed on the Nasdaq Global Market under the symbol “OTIV.” On September 23, 2008, the closing sale price of our ordinary shares on the Nasdaq Global Market was $2.71 per share. You are urged to obtain the current market quotations for our ordinary shares.

        Investing in our ordinary shares involves a high degree of risk. See the section captioned “Risk Factors” beginning on page 1.

        Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 25, 2008.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities & Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, the selling shareholders may offer up to a total of 1,440,698 ordinary shares, from time to time, in one or more offerings in any manner described under the section in this prospectus entitled “Plan of Distribution.”

        Unless the context otherwise requires, all references in this prospectus to “we,” “our,” “our company,” “us” and the “company” refer to On Track Innovations Ltd. and its subsidiaries. References to “On Track Innovations” or “OTI” refer to On Track Innovations Ltd.

        All references in this prospectus to “ordinary shares” refer to OTI’s ordinary shares, par value NIS 0.10 per share.

        All references to “New Israeli Shekels” or “NIS” are to the lawful currency of Israel.

        All references to “euros,” “EUR” or “€” are to the lawful currency of the European Union.

        All references to “dollars” or “$” are to the lawful currency of the United States.

RISK FACTORS

        This offering involves a high degree of risk. Those are specified in the section captioned “Risk Factors” in Item 3 of our Annual Report on Form 20-F for the year ended December 31, 2007, filed with the SEC on March 31, 2008. You should carefully consider those risks together with the other information in this prospectus before deciding to invest in our ordinary shares. If any of those risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This document, including the documents incorporated by reference herein, contains forward-looking statements, including projections about our business, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. For example, statements in the future tense, and statements including words such as “anticipate,” “expect,” “plan,” “intend,” “seek,” “estimate,” “will,” “may,” “could,” “project,” “goal,” “target,” “believe” and similar expressions are forward-looking statements. These statements are based on information available to us at the time of the preparation of this document or the documents incorporated by reference herein. We assume no obligation to update any of these statements to the extent that we are not so required under applicable law. The statements contained in, or incorporated by reference into, this document are not guarantees of future performance, and actual results could differ materially from our current expectations as a result of numerous factors, including the risk factors described in “Risk Factors” in this document and other factors discussed elsewhere in this document and in our Annual Reports on Form 20-F and our Reports on Form 6-K, which are available at the SEC’s Internet website at www.sec.gov.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. However, if the warrants are exercised in full, we would realize proceeds before expenses in the amount of approximately $2,500 with regard to the ZAG warrants and approximately $1,300 to $150,000 with regard to Yitzchak Babayov warrants and between approximately $30,000 to $3,000,000 with regard to the SFG and TheSpearhead Capital warrants together (the exercise price is subject to the warrant price reduction in accordance with the terms of the warrant agreement between the Company and SFG). The net proceeds of the exercise of the warrants will be used for working capital and general corporate purposes.

PRICE RANGE OF OUR SHARES

        Our ordinary shares were quoted on the Neuer Markt of the Frankfurt Stock Exchange from August 31, 1999 until January 31, 2003, when they were delisted and listed on the new Prime Standard Segment of the Frankfurt Stock Exchange until December 20, 2005. Our shares were quoted on the Nasdaq SmallCap Market from November 12, 2002 until December 20, 2004. On December 16, 2004, we were approved for listing on the Nasdaq Global Market, and our shares commenced trading on the Nasdaq Global Market on December 20, 2004. Our ordinary shares continue to be listed, and to trade, on the Nasdaq Global Market.

        The following table shows, for the periods indicated, the high and low closing prices of our ordinary shares in Euros giving effect to the reverse split as reported on the Neuer Markt of the Frankfurt Stock Exchange. The closing prices that are indicated below commencing January 31, 2003 were as reported in the Prime Standard Market of the Frankfurt Stock Exchange. It also shows, for the periods indicated, the high and low closing prices of our ordinary shares expressed in U.S. dollars based on the noon buying rate in New York City for cable transfers in foreign currencies, as certified for customs purposes by the Federal Reserve Bank of New York on the relevant dates. The following table also shows, for the periods indicated therein, the high and low closing prices of our ordinary shares in U.S. dollars as reported on the Nasdaq SmallCap Market or the Nasdaq Global Market, as applicable.

Calendar Period	Frankfurt Stock Exchange per Share ($)		Nasdaq Global Market per Share $
Annual	High	Low	High	Low

2003	12.1	3.3	13.80	3.20
2004	14.5	6.5	14.74	6.46
2005	16.1	10.4	15.35	10.30
2006	-	-	17.23	6.16
2007	-	-	8.43	3.6
Fiscal Quarters
2006
First quarter	-	-	17.23	12.55
Second quarter	-	-	13.55	9.01
Third quarter	-	-	11.78	7.23
Fourth quarter	-	-	7.91	6.16
2007
First Quarter	-	-	7.36	6.05
Second Quarter	-	-	8.27	6.85
Third Quarter	-	-	6.37	4.74
Fourth quarter	-	-	5.91	3.6
2008
First Quarter	-	-	3.57	2.65
Second Quarter	-	-	3.06	2.31
Most Recent Six Months
February 2008	-	-	3.25	2.78
March 2008	-	-	3.1	2.65
April 2008	-	-	3.06	2.55
May 2008	-	-	2.99	2.31
June 2008	-	-	2.75	2.36
July 2008	-	-	2.65	2.1
August 2008	-	-	3.08	2.39

SELLING SHAREHOLDERS

        We understand that the selling shareholders named below may sell the ordinary shares held by them as listed below as of the date of this prospectus. To our knowledge, except for Zysman, Aharoni, Gayer & Ady Kaplan & Co., Law Offices, which is our legal counsel and Mr. Yitzchak Babayov, a mediator in certain transactions we executed, none of the selling shareholders is a director, officer of consultant of the company, a holder of 10% or more of our shares, or a broker-dealer. The information provided in the table below with respect to each selling shareholder has been obtained from the selling shareholders. We have identified in the footnotes those individuals who have or share voting and/or investment control over the shares of each of the selling shareholders. Because the selling shareholders may sell all, some or none of the ordinary shares beneficially owned by them, we cannot estimate neither the number nor the percentage of ordinary shares that will be beneficially owned by the selling shareholders following this offering. See the section captioned “Plan of Distribution.” However, the table assumes that all ordinary shares being offered under this prospectus are ultimately sold in the offering. The ordinary shares covered by this prospectus shall be deemed to include ordinary shares offered by any pledgee, donee, transferee or other successor-in-interest of the selling shareholders, provided that this prospectus will be amended or supplemented if required by applicable law.

        Certain of the ordinary shares being offered by the selling shareholders are issuable upon the exercise of warrants. For additional information regarding the warrants, see the section captioned “The Transactions Pursuant to Which We Issued Securities to the Selling Shareholders”.

        We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except as indicated in the table below, the selling shareholders have not had any material relationships with us within the past three years.

Name of Beneficial Owner **	Relationship with Us Within Past Three Years	Ordinary Shares Beneficially Owned Prior to Offering(a)			Ordinary Shares Being Offered	Ordinary Shares Being Offered Underlying Warrants	Ordinary Shares Beneficially Owned After Offering
		Number		Percent			Number(b)	Percent

Mr. Gilbert Baup	Party to ID Parking Transaction	150,349		*	150,349	0	0	-
Ms. Majeste Nadine Baup	Party to ID Parking Transaction	150,349		*	150,349	0	0	-
Structure Financial Group Ltd.	Party to SFG Transaction	500,000	(c)	2.36%	0	500,000	0	-
TheSpearhead Capital Ltd.	Party to SFG Transaction	500,000	(d)	2.36%	0	500,000	0	-
Mr. Yitzchak Babayov	Mediator and consultant to SFG Transaction (former mediator)	134,816	(e)	*	0	50,000	84,816	*
Zysman, Aharoni, Gayer & Ady Kaplan & Co., Law Offices	Legal Counsel	90,000	(f)	*	0	90,000	0	-

*	Indicates less than 1%.

**	The addresses of each selling shareholder is c/o On Track Innovations, Z.H.R. Industrial Zone, P.O. Box 32, Rosh Pina, Israel 12000.

(a)	Except as otherwise noted, and pursuant to applicable community property laws, each person or entity named in the table has sole voting and investment power with respect to all ordinary shares listed as owned by that person or entity. Shares beneficially owned include shares that may be acquired pursuant to options and warrants exercisable within 60 days of the date of this prospectus. The information in this table is based on 21,155,910 ordinary shares outstanding as of September 23, 2008.

(b)	Assuming the sale of all ordinary shares and ordinary shares underlying warrants registered for the account of the selling shareholders. The selling shareholders may, however, sell all, some or no portion of the ordinary shares registered hereunder.

(c)	Consists of 500,000 ordinary shares underlying warrants with an exercise price ranging between $3.00 to approximately $0.03 per share that were issued as compensation for the SFG Transaction. The Warrants shall not be exercisable before May 30, 2010, and shall be vested in accordance with the terms specified in the Warrant Agreement granted in the framework of the SFG Transaction attached as an exhibit to the registration statement. Mr. Asher Goldwasser has voting and/or investment control over this selling shareholder.

(d)	Consists of 500,000 ordinary shares underlying warrants with an exercise price ranging between $3.00 to approximately $0.03 per share that were issued as compensation for the SFG Transaction. The Warrants shall not be exercisable before May 30, 2010, and shall be vested in accordance with the terms specified in the Warrant Agreement granted in the framework of the SFG Transaction attached as an exhibit to the registration statement. Mr. Yitzchak Babayov has voting and/or investment control over this selling shareholder.

(e)	Consists of (i) 84,816 ordinary shares; and (ii) 50,000 ordinary shares underlying warrants with an exercise price ranging between $3.00 to approximately $0.03 per share that were issued as compensation for mediation and consulting services provided in connection with the SFG Transaction. The Warrants shall not be exercisable before May 30, 2010, and shall be vested in accordance with the Warrant Agreement attached as an exhibit to the registration statement.

(f)	Consists of 90,000 ordinary shares underlying warrants exercisable with 60 days with an exercise price of 0.10 NIS per share.

THE TRANSACTIONS PURSUANT TO WHICH WE ISSUED
SECURITIES TO THE SELLING SHAREHOLDERS

ID Parking Transaction

        On June 30, 2008 pursuant to a certain share transfer agreement dated May 29, 2008 by and between Mr. Gilbert Baup and Mrs. Majesté Nadine Baup (each, a “Seller”), the Company and its subsidiary, PARX Ltd., completed, through PARX Ltd., the purchase of 100% of the share capital of ID Parking, a Paris based company that provides electronic parking solutions in approximately 40 municipalities across France and other states in Europe (“ID Parking Transaction”).

        The shares of ID Parking were purchased for an aggregate purchase price of 750,000 euro, comprised of 250,000 euro in cash and 500,000 euro in our shares. The ID Parking Transaction shares are subject to a lock-up arrangement, under which one third of those shares (100,233 ordinary shares) will be released from lock-up every six months during a period of 18 months following June 30, 2008 (the closing date). According to the lock up arrangement, the value of the shares issued to the Sellers will be calculated according to a certain average share price at the time of their release. In the case that the share value exceeds 500,000 Euro, a respective amount of shares will be forfeited, and if the value is less than 500,000 Euro, the Company will pay the difference in cash.

        A maximum of up to 300,698 of the Company’s ordinary shares have been allocated to complete the ID Parking Transaction.

        Pursuant to the share transfer agreement, under which the ordinary shares described above were issued to Mr. Gilbert Baup and Mrs. Nadine Baup, we agreed to register for resale under the Securities Act the 300,698 ordinary shares issued thereto. This prospectus forms a part of the registration statement that is being filed to satisfy our obligations under the ID Parking Transaction agreement.

        In addition to the foregoing, we have entered into a service agreement and other agreement with DXP (controlled by Mr. and Ms. Baup) and Mr. Baup to assure the successful transfer of ID Parking business to us.

SFG Transaction

        Pursuant to a marketing platform purchase agreement dated as of June 25, 2008, by and between OTI and Structure Financial Group (“SFG”), we granted to SFG and TheSpearhead Capital Ltd. (“TheSpearhead”) equally, warrants to purchase in the aggregate up to 1,000,000 of our ordinary shares (the “Warrants”) as an aggregate consideration for our purchase of SFG’s marketing platform together with certain consulting services (“SFG Transaction”). The Warrants shall be vested in quantities of 100,000 (one hundred thousand) Warrants each time to each of SFG and TheSpearhead, upon the Company’s receiving a firm order or a tender award, of which SFG has been directly involved in the promotion and/or funding, in amount of not less than USD 1,000,000 (one million US dollars) and with a potential amount of no less than USD 5,000,000 (five million US dollars). In the event that the Warrants shall be exercised into shares, SFG and/or TheSpearhead may be required to grant proxies for such shares according to the Company’s instructions. In any event, vested Warrants may not be exercised before May 30, 2010 and following the earlier of (i) the termination date of the marketing platform purchase agreement, or (ii) 5:00 P.M., New York City time on May 1, 2018. The exercise price of the Warrants is USD3.0 (three US dollars) per each Warrant, but if SFG contributes to a cumulative sum of sales and/or funding and/or proceeds of USD 10,000,000 (ten million US dollars) to the Company, the exercise price of the Warrants which have not been exercised by SFG and/or TheSpearhead shall be reduced by USD 0.50 (half a US dollar) per Warrant until the lower limit of the par value of the Company’s ordinary shares which is NIS 0.10 (one tenth of one New Israeli Shekels). In accordance with the agreement, the Company granted SFG a right of first refusal for three years from the date of the agreement to allow SFG sufficient time to procure and secure financing for its projects contemplated by the agreement.

        Pursuant to the marketing platform purchase agreement, under which the warrants to purchase ordinary shares described above were issued, we agreed to register for resale under the Securities Act the 1,000,000 ordinary shares issuable to SFG and Thespearhead. This prospectus forms a part of the registration statement that is being filed to satisfy our obligations under the agreement.

Mr. Yitzchak Babayov Warrants

        As part of the mediation and consulting services provided by Mr. Yitzchak Babayov to the Company in connection with the SFG Transaction, the Company’s board of directors has approved the issuance of 50,000 warrants to Mr. Yitzchak Babayov as consideration for his services. These warrants shall have the same terms and conditions (e.g., vesting terms, exercise period, exercise price as the Warrants issued in the SFG Transaction.

ZAG Warrants

        On May 2, 2008, the Company’s board of directors resolved to approve the grant of 90,000 fully vested warrants to purchase 90,000 of our ordinary shares as aggregate consideration services rendered in connection with the ID Parking Transaction and the SFG Transaction. The warrants’ exercise price is the par value of our ordinary shares (0.1 NIS). The warrants shall expire within five years from the date of the board resolution.

PLAN OF DISTRIBUTION

        The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or interests in ordinary shares received after the date of this prospectus from a selling shareholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

        The selling shareholders may use any one or more of the following methods when disposing of ordinary shares or interests therein:

—	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
—	block trades in which the broker-dealer will attempt to sell the ordinary shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
—	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

—	an exchange distribution in accordance with the rules of the applicable exchange;
—	privately negotiated transactions;
—	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
—	broker-dealers may agree with the selling shareholders to sell a specified number of such ordinary shares at a stipulated price per share; and
—	a combination of any such methods of sale.

        The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        In connection with the sale of our ordinary shares or interests therein, the selling shareholders may loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which ordinary shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

        The selling shareholders also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

        The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the ordinary shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        To the extent required, the ordinary shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of ordinary shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the ordinary shares against certain liabilities, including liabilities arising under the Securities Act.

EXPERTS

        The consolidated financial statements of On Track Innovations Ltd. and its subsidiaries appearing in our Annual Report on Form 20-F for the year ended December 31, 2007, have been audited by Somekh Chaikin, a member firm of KPMG International, Independent Registered Public Accounting Firm as set forth in their report thereon. Such consolidated financial statements are incorporated herein by reference in reliance and upon the authority of said firm as experts in accounting and auditing.

MATERIAL CHANGES

        Except as otherwise described our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 and in our Reports on Form 6-K filed under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2007.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated under the laws of the State of Israel. Service of process upon our directors and executive officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, will be difficult to obtain within the United States. Furthermore, because substantially all of our assets and the assets of these persons are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers or the Israeli experts named in the prospectus, will be difficult to collect outside those countries.

        We have been informed by our Israeli legal counsel, Zysman, Aharoni, Gayer & Ady Kaplan & Co., Law Offices, that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to certain time limitations, Israeli courts generally enforce a final executory judgment of a foreign court in civil matters including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

—	the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

—	the foreign court is not prohibited by law from enforcing judgments of Israeli courts;

—	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his evidence;

—	the judgments and the enforcement of the civil liabilities are not contrary to the law, public policy, security or sovereignty of the State of Israel;

—	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

—	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

—	the obligations under the judgment are enforceable according to the laws of the State of Israel.

        We have irrevocably appointed OTI America, Inc. as our agent solely to receive service of process in any action against us in any U.S. federal court or the courts of the State of New York arising out of this offering.

        Foreign judgments enforced by Israeli courts will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date thereof, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli law prevailing at that time. Judgment creditors must bear the risk of unfavorable exchange rate movement.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form F-3, including the exhibits and schedules thereto, with the SEC under the Securities Act, and the rules and regulations thereunder, for the registration of the ordinary shares that are being offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

        We are subject to the information reporting requirements of the Exchange Act, applicable to foreign private issuers. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we do file with the SEC, within 180 days after the end of each fiscal year, an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish Reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year.

        You may read and copy any document we file with or furnish to the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F. Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review our SEC filings, including the registration statement by accessing the SEC’s Internet website at www.sec.gov.

        Documents may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006. In addition, documents referred to in this prospectus, in so far as they relate to us, may be inspected during normal business hours at On Track Innovations Ltd., Z.H.R. Industrial Zone, P.O. Box 32, Rosh Pina, Israel 12000.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede information previously filed. We incorporate by reference the documents listed below:

—	our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, filed with the SEC on March 31, 2008 (SEC File No. 000-49877);

—	our Reports on Form 6-K furnished to the SEC on September 2, 2008 and May 28, 2008.

—	the description of our ordinary shares contained in our registration statement on Form 8-A filed with the SEC on June 19, 2002.

        We also incorporate by reference all of our subsequent Annual Reports on Form 20-F filed with the SEC prior to the termination of this offering. In addition, we may incorporate by reference our future Reports on Form 6-K submitted to the SEC to the extent we state in those forms that they are being incorporated by reference into this prospectus.

        As you read the above documents, if you find inconsistencies among the documents, or between any of the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference in this prospectus.

        We will provide to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the party making the request. Requests should be directed to On Track Innovations Ltd., Z.H.R. Industrial Zone P.O. Box 32, Rosh-Pina 12000 Israel, Attention: Investor Relations. Our phone number is +011-972-4-686-8000.

EXPENSES

        We anticipate that our total expenses with respect to the registration statement of which this prospectus is a part and the offering to be made hereby will aggregate approximately $19,143.82, of which $143.82is attributable to the SEC registration fee, approximately $9,000 is attributable to legal fees and approximately $10,000 is attributable to accounting fees. None of these expenses will be paid by the selling shareholders.

1,440,698 Ordinary Shares

PROSPECTUS

September 25, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

        Under the Companies Law, an Israeli company may only exculpate an office holder in advance, in whole or in part, for breach of duty of care and only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. A company may not exculpate an office holder in advance from his liability towards the company which is caused by a breach of duty of care in case of Distribution (as such term is defined in the Companies Law). A company may not exculpate an office holder for breach of duty of loyalty. However, a company may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval.

        Under the Companies Law, an Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event, provided a provision authorizing such indemnification is inserted in its articles of association. Advance indemnification of an office holder must be limited to the following:

    —       a financial liability imposed on him in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by court, provided that the indemnification shall be limited to events which are determined by the board of directors, are foreseeable in light of the company’s activities at the time when the obligation for indemnification is granted, and to amounts and standards which are determined by the board of directors as reasonable in such event, and provided that the obligation for indemnification will specify the said events and amounts or standards;

    —        reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him by the company, on its behalf or by a third party, in connection with criminal proceedings in which the office holder was acquitted or as a result of conviction for a crime that does not require proof of criminal intent; and

    —        reasonable litigation expenses, including attorneys’ fees, incurred by the office holder due to investigation or proceedings instituted against the office holder by an authority authorized to conduct such investigation or proceedings and ended without filing an indictment against him and without imposing monetary liability as an alternative to criminal proceedings or ended without filing an indictment against him but in imposing monetary liability as an alternative to criminal proceedings for a crime that does not require proof of criminal intent.

        A company may insure an office holder against the following liabilities incurred for acts performed as an office holder if a provision authorizing such insurance is included in its articles of association:

    —        a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

    —        a breach of duty of care to the company or to a third party; and

    —        a financial liability imposed on the office holder in favor of a third party.

        An Israeli company may not indemnify, exculpate or insure an office holder against any of the following:

    —        a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

    —        a breach of duty of care committed intentionally or recklessly except if such recklessness is made solely negligently;

    —        an act or omission committed with intent to derive illegal personal benefit; or

    —        a fine levied against the office holder.

        Under the Companies Law, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in specified circumstances, by our shareholders.

        Our articles of association provide that we may indemnify and insure our office holders to the fullest extent permitted by the Companies Law. Our office holders are currently covered by a directors and officers’ liability insurance policy with an aggregate claim limit of $5 million.

        Our board of directors has resolved to indemnify and insure our office holders with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. The applicable indemnification was limited to up to $20 million. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 9. Exhibits and Financial Statement Schedules.

        (a) The following exhibits are filed herewith:

Exhibit Number	Exhibit Description

4.1	Articles of Association of registrant (1)

4.2	Specimen share certificate (2)

10.1	Share transfer agreement dated May 29, 2008 2006 by and between the registrant, Mr. Gilbert Baup, Mrs. Majeste Nadine Baup, PARX Ltd., and ID Parking

10.2	Marketing platform agreement effective as of June 25, 2008 by and between the registrant and Structure Financial Group

10.3	Warrant Agreement with Structure Financial Group

10.4	Warrant Agreement with TheSpearhead Capital

10.5	Warrant Agreement with Mr. Yitzchak Babayov

5.1	Opinion of Zysman, Aharoni, Gayer & Ady Kaplan & Co., Law Offices, Israeli counsel to the registrant, as to the validity of the ordinary shares (including consent)

23.1	Consent of Somekh Chaikin, a member firm of KPMG International, Independent Registered Public Accounting Firm

23.2	Consent of Zysman, Aharoni, Gayer & Ady Kaplan & Co., Law Offices, Israeli counsel to the registrant (included in Exhibit 5.1)

(1)	Incorporated herein by reference from the Registration Statement on Form F-20, filed by the registrant with the Securities and Exchange Commission on July 25, 2007

(2)	Incorporated herein by reference from the Registration Statement on Form F-1 (Registration No. 333-90496) filed by the registrant with the Securities and Exchange Commission on June 14, 2002.

Item 10. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than any payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

    (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the Registration Statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4)        To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3; and

    (5)        (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

    (ii)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

    (6)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

    (7)        For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosh Pina, Israel, on this 25 day of September, 2008.

ON TRACK INNOVATIONS LTD. By: /s/ ODED BASHAN —————————————— Oded Bashan Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Oded Bashan, Ohad Bashan and Guy Shafran, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments)to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 562(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Oded Bashan	Chairman of the Board of Directors,	September 24, 2008
Oded Bashan	Chief Executive Officer (Principal Executive Officer)

/s/ Guy Shafran	Chief Financial Officer (Principal	September 24, 2008
Guy Shafran	Financial and Accounting Officer)

/s/ Ronnie Gilboa	Vice President - Projects and Director	September 24, 2008
Ronnie Gilboa

/s/ Shlomi Tusia-Cohen	Director	September 24, 2008

/s/ Ohad Bashan	President and Director	September 24, 2008
Ohad Bashan

/s/ Eliezer Manor	Director	September 24, 2008
Eliezer Manor

/s/ Ora Setter	Director	September 24, 2008
Ora Setter

/s/ Eli Akavia	Director	September 24, 2008
Eli Akavia

/s/ Ra'anan Ellran	Director	September 24, 2008
Ra'ana Ellran

Authorized Representative in the
United States:

OTI AMERICA, INC.

/s/ Ohad Bashan	Chief Executive Officer	September 24, 2008
Ohad Bashan

Exhibits Index

Exhibit Number	Exhibit Description

4.1	Articles of Association of registrant

4.2	Specimen share certificate

10.1	Share transfer agreement dated May 29, 2008 2006 by and between the registrant, Mr. Gilbert Baup, Mrs. Majeste Nadine Baup, PARX Ltd, and ID Parking

10.2	Marketing platform agreement effective as of June 25, 2008 by and between the registrant and Structure Financial Group

10.3	Warrant Agreement with Structure Financial Group

10.4	Warrant Agreement with TheSpearhead Capital

10.5	Warrant Agreement with Mr. Yitzchak Babayov

5.1	Opinion of Zysman, Aharoni, Gayer & Ady Kaplan & Co., Law Offices, Israeli counsel to the registrant, as to the validity of the ordinary shares (including consent)

23.1	Consent of Somekh Chaikin, a member firm of KPMG International, Independent Registered Public Accounting Firm

23.2	Consent of Zysman, Aharoni, Gayer & Ady Kaplan & Co., Law Offices, Israeli counsel to the registrant (included in Exhibit 5.1)